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                                  Exhibit 10.45

                                    AGREEMENT

         THIS AGREEMENT is entered into as of the 1st day of February, 1998, by and between Randy E. Howard ("Employee"), and Hibernia National Bank, a national banking association ("Hibernia").

                              W I T N E S S E T H:

         WHEREAS, Hibernia is successor in interest to ArgentBank (the "Bank"), of which Employee is the President and Chief Executive Officer;

         WHEREAS, Employee is a unique repository of information and knowledge concerning the Bank, its customers and its operations;

         WHEREAS, Hibernia desires to have the benefit of such knowledge and experience and recognizes that such knowledge and experience would be valuable to competitors of Hibernia to the detriment of Hibernia;

         NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties and covenants hereinafter set forth, the parties hereto hereby agree as follows:

         1. EMPLOYMENT. Hibernia agrees to employ Employee and Employee agrees to remain in the employ of Hibernia, upon the terms and subject to the conditions provided herein.

         2. POSITION AND TITLE. During the period of his employment hereunder, Employee shall be employed as Regional Chairman/Southeast , or such other title as may be mutually agreed by the parties, and shall perform services when and as directed by Hibernia or its parent company, Hibernia Corporation (the "Company"), as more fully described in Section 3 hereof.

         3. DUTIES. Employee's duties shall include the overall responsibility for the operations of Hibernia within Jefferson and Orleans Parishes, Louisiana consistent with other Regional Chairmen and with Hibernia's organization, structure and policies as they currently exist and as they may change over time, and such other duties that may, from time to time, be delegated to Employee by the Chief Executive Officer or such other officer or officers to whom Employee may report or who may be responsible for determining the scope of Employee's duties, as he or she determines to be necessary or appropriate to Employee's position. The duties would include, but not necessarily be limited to, assisting in the integration of the Bank into the operations of Hibernia, representing Hibernia in community affairs, developing and maintaining customer relationships, developing new business relationships and such other responsibilities as may reasonably be associated with Employee's position in light of his level of experience and responsibility. During the period of his employment hereunder, Employee shall devote his business time, attention, skill and efforts to the faithful performance of his duties hereunder. During the term of his employment under this Agreement, Employee may not serve, or continue to serve, on the board of directors or hold any other office or position with any other financial institution within the Restricted Area, as defined in Section 7 below.


         4.       COMPENSATION.

               (a) Salary. Hibernia will pay Employee $_________.00 per year to compensate Employee for the duties and responsibilities performed for Hibernia described in Section 3 above. During the term of his employment, Employee's salary will be paid currently in equal installments twice monthly, on the 15th and the last business day of each month, or at such other times as Hibernia may regularly pay its employees. The foregoing salary may be increased, but not decreased, by Hibernia in accordance with its ordinary policies and procedures for salary increases during the term of this Agreement.

               (b) Bonus. Employee will participate in Hibernia's management bonus program, on such terms and conditions as may be agreed to between Employee and Hibernia.

               (c) Benefits. Employee during the term of his employment shall also be entitled to -------- receive such benefits as Hibernia may provide for its employees pursuant to any policy of Hibernia authorized by its Board of Directors. For purposes of determining the eligibility of Employee to receive benefits, and the benefits to which Employee shall be entitled under Hibernia's benefits plans, any period of employment of Employee with the Bank shall be deemed equivalent to having been employed for that same period by Hibernia, and Employee will not be denied health insurance coverage solely as a result of a preexisting condition that existed on the date of the merger between Hibernia and the Bank but did not exist on the date Employee commenced his employment with the Bank.

         5. TERM. Employee's employment under this Agreement shall commence on February 1, 1998 and shall terminate four years from that date (the "Termination Date"), unless terminated sooner in accordance with any provision hereof.

         6.       TERMINATION.

                  (a) Death or Disability.

                    (i)  Employment shall terminate upon Employee's death.

                    (ii) If  Employee  becomes,  in the good faith  judgment  of
                         Hibernia's Board of Directors, physically or mentally disabled so as to be eligible to receive benefits pursuant to the disability insurance policy provided to Employee pursuant to this Agreement, Hibernia may, at its option, terminate employment upon not fewer than 15 days' written notice.

                         If employment is terminated pursuant to this Subsection 6(a), Employee or his heirs, estate, executor and administrator shall be entitled to receive, and Hibernia shall pay to Employee or his heirs, estate, executor or administrator unpaid salary through the Termination Date, and any benefits to which Employee or his estate may then be entitled under benefits insurance plans or their equivalent provided by Hibernia pursuant to Section 4 hereof.

                  (b) Termination for Cause. This Agreement may be immediately terminated by Hibernia if: ---------------------- (i)
                       Employee knowingly and intentionally commits, or is otherwise officially charged with, a felony or a crime involving moral turpitude or any other criminal activity or unethical conduct that, in the good faith opinion of the Board of Directors of Hibernia, would seriously impair Employee's ability to perform his duties hereunder or would impair the business reputation of Hibernia, either in the market for which Employee is responsible or otherwise, (ii) in the good faith opinion of the Board of Directors of Hibernia or the Company, Employee fails to substantially perform the duties assigned to him hereunder if such failure has continued for a period of 30 days after notice of such failure and a demand for performance has been given by the Company, or (iii) in the good faith opinion of the Board of Directors of Hibernia or the Company, Employee has violated any statute, rule, or regulation under the federal securities or banking laws or the securities or banking laws of any state which impairs the business of Hibernia.

                  (c) Termination for Good Reason. Employee may terminate this Agreement at any time for ----------------------------
                       "Good Reason", defined to mean, (i) a significant diminution of duties from those assigned to Employee at commencement of this Agreement, (ii) requiring Employee, without his consent, to be based anywhere other than Jefferson or Orleans Parishes, Louisiana, or (iii) the failure of Hibernia to perform its obligations under
                       Section 4(a) or 4(b) hereof or any other material obligation under this Agreement. If Employee terminates this Agreement for Good Reason, Hibernia shall pay to Employee the remainder of his salary through the Termination Date at the time of termination in a lump sum, as well as any benefits to which Employee or his estate may then be entitled under benefits insurance plans or their equivalent provided by Hibernia pursuant to Section 4 hereof.

                  (d) Termination of Agreement Without Cause. Hibernia may terminate this Agreement without cause at any time after the Effective Date by paying to Employee the full amount of unpaid salary to which he would have been entitled through the Termination Date in a lump sum and any benefits to which Employee or his estate may then be entitled under benefits insurance plans or their equivalent provided by Hibernia pursuant to Section 4 hereof.

         7. Non-Competition. Except as provided in Section 6 hereof to the contrary, if Hibernia terminates this Agreement for cause, or Employee terminates his employment without Good Reason, the Employee shall be prohibited from engaging in the activities described in Paragraph (i) or (ii) below for a period of two years following the Effective Date pursuant to the Merger Agreement. In addition, if Employee terminates his employment for Good Reason or Hibernia terminates this Agreement without cause and, in each such case, Hibernia has paid or continues to pay Employee any amounts due him hereunder, then for a period equal to the lesser of (a) two years from the Effective Date, or (b) the period during which Hibernia continues to make payments to Employee pursuant to this Agreement, Employee shall not:

                           (i) become an officer, director, employee or more than 3% shareholder in any financial institution having an office or otherwise doing business within Assumption, Lafourche or Terrebonne Parishes, Louisiana (the "Restricted Area"); or

                           (ii) solicit any of Hibernia's depositors or other customers to become depositors or customers of any other financial institution having an office or otherwise doing business within the Restricted Area.

Employee further acknowledges and agrees that this covenant does not work a hardship on him, that he is able and willing to support himself in compliance with this covenant, and that this covenant will not prevent him from engaging in his chosen career or profession or unduly limit his ability to continue to support himself.

         8. PREVIOUS AGREEMENT(S). Employee and Hibernia agree that this Agreement supersedes any and all employment agreements between the Bank, its parents, subsidiaries, or their predecessors and/or assigns and Employee, and that any and all such prior employment agreements are hereby terminated and of no further force and effect.

         9. HEADINGS. Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         10. INTEGRATED AGREEMENT. This Agreement, and all other documents and instruments delivered in accordance with the terms hereof, constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no other agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein or herein provided for.

         11. AMENDMENTS. This Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by the parties hereto.

         12. CHOICE OF LAW. The validity of the Agreement, the construction of its terms, and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Louisiana applicable to contracts made to be performed wholly within such State.

         13. ASSIGNMENT. The rights and obligations of Hibernia pursuant to this Agreement shall be binding upon and inure to the benefit of Hibernia's successors and assigns. This Agreement may not be assigned or transferred by Employee.

         14. SEVERABILITY. Each provision of the Agreement is intended to be severable. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained therein. Notwithstanding the foregoing, however, no provision shall be severed if it is clearly apparent under the circumstances that the parties would not have entered into the Agreement without such provision.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                   EMPLOYEE


                                   ------------------------------------
                                   Randall E. Howard

                                   HIBERNIA NATIONAL BANK


                          By:      ____________________________________
                                   Stephen A. Hansel
                                   President and Chief Executive Officer







    1 The bonus payout ratio shall be the percentage of the target bonus for Executive, which target bonus is expressed as a percentage of annual base salary and which is established in advance of each fiscal year by Hibernia, which is actually awarded in that year. For example, if the target bonus is 50% of base salary, and the award is 25% of the target, then the bonus payout ratio is 25%. For purposes of this provision, the bonus payout ratios for the three years in question would be aggregated and divided by three, and the resulting average would be applied to the target bonus for the Executive in the year in which the Employment Period Bonus would be paid.